Exhibit 99.1

For further information contact:
Vince Reardon, Director,
Corporate Communications
(858) 431-8656

IDEC PHARMACEUTICALS AMENDS STOCKHOLDER RIGHTS PLAN

    SAN DIEGO, California, (July 26, 2001)—IDEC Pharmaceuticals Corporation (Nasdaq: IDPH) today announced that its Board of Directors has amended and restated the Stockholder Rights Plan originally adopted by the Board in 1997.

    The Rights Plan is designed to enable all IDEC stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire IDEC. The Rights Plan is intended as a means to guard against abusive takeover tactics. The recently adopted amendments are intended to enhance the effectiveness of the Rights Plan.

    Rights distributed under the Rights Plan will be exercisable only if a person or group acquires 15 percent or more of IDEC's common stock while the Rights Plan remains in place. In such an event, all Rights holders, except the acquiring person or group, will be entitled to buy IDEC common stock at a discount. The effect will be to discourage acquisitions of 15 percent or more of IDEC's common stock in the absence of negotiations with the Board.

    The Rights, which will expire in ten years, will continue to trade with IDEC's common stock unless and until they are separated upon the occurrence of certain future events. The Board may terminate the Rights Plan at any time or redeem the Rights prior to the time a person or group acquires 15 percent or more of IDEC's common stock. Additional details regarding the amended Rights Plan will be outlined in a summary to be mailed to all shareholders of record, and a copy of such Rights Plan will be filed shortly with the Securities and Exchange Commission.

    IDEC Pharmaceuticals focuses on the commercialization and development of targeted therapies for the treatment of cancer and autoimmune diseases. IDEC's antibody products act chiefly through immune system mechanisms, exerting their effect by binding to specific, readily targeted immune cells in the patient's blood or lymphatic system.

    For a menu of IDEC's current news releases and quarterly reports or to retrieve a specific release, call (888) 329-2309. On the Internet check the News Center at IDEC's website: http://www.idecpharm.com. As previously announced, interested parties can access a live webcast of management's discussion of the second quarter 2001 results and a regulatory update on ZEVALIN™ through a link at IDEC's website at http://www.idecpharm.com. The webcast will begin today at 1:30 p.m. Pacific Standard Time and will remain available for 48 hours.

    Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the amended Rights Plan. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see IDEC's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2000. These forward-looking statements speak only as of the date hereof. IDEC disclaims any intent or obligation to update these forward-looking statements.